TRANSITION PERIOD SERVICES AGREEMENT

This Transition Period Services Agreement (this “Agreement”) is made and entered into as of the date set forth below, by and between Nordson Corporation, an Ohio corporation (the “Company”), and Edward P. Campbell (“Mr. Campbell”).

Background Information:

A. Mr. Campbell has served the Company as its President and Chief Executive Officer since 1997.

B. Mr. Campbell resigned from the roles of President and Chief Executive Officer, effective January 16, 2010, in anticipation of his January 31, 2010 retirement date (the “Retirement Date”), and will resign from the role of Chairman of the Board of Directors of the Company (the “Board”), effective February 16, 2010.

C. The Company desires to obtain the benefit of Mr. Campbell’s future services for a transition period as set forth in this Agreement.

D. The Company and Mr. Campbell desire to set forth in a written agreement the terms and conditions under which Mr. Campbell will provide these services to the Company following his Retirement Date

E. The Board has considered and approved the arrangements described in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Transition Period. The period from February 1, 2010 through March 31, 2010.

2. Transition Period Services:

a. Continued Service on the Board. For the period ending February 16, 2010, Mr. Campbell agrees to continue to serve as Chairman of the Board.

b. Transition Period Availability/Assistance. For the period ending March 31, 2010, Mr. Campbell agrees to be available for reasonable amounts of time, upon reasonable notice, at the request of Mr. Michael F. Hilton to provide him assistance as he fully transitions to his role as the Company’s President and Chief Executive Officer. The Company agrees to reimburse Mr. Campbell for reasonable and documented travel costs and travel expenses in connection with such services, including travel, lodging and meals; long distance telephone, internet connection and facsimile charges; postage and shipping charges. Within 15 days following expiration of the Transition Period, Mr. Campbell will submit an invoice for reimbursable expenses. Payment will be made within 30 days from receipt of the invoice. The Company shall use reasonable best efforts to ensure that such assistance by Mr. Campbell does not interfere with any subsequent employment or other service obligations of Mr. Campbell to any subsequent employer or other entity.

3. Reaffirmation of Certain Covenants. Mr. Campbell agrees that, in consideration for the compensation hereunder, he shall be subject to the restrictive covenants described in subsections (a), (b) and (c) of this Section 3.

a. Confidential Information.

i. Mr. Campbell agrees all information disclosed to him regarding all projects, all proprietary or confidential information furnished by the Company to him, or which is developed by Mr. Campbell as a result of his performing the Transition Period Services is “Nordson Confidential Information.” Mr. Campbell agrees not to disclose Nordson Confidential Information to any third party, or use Nordson Confidential Information for any purpose other than for performing the Transition Period Services, without securing the prior written approval of the Company.

ii. Nothing contained herein shall deprive Mr. Campbell of the right to disclose or use any information which is:

A. generally known or which becomes generally known as evidenced by printed publications through no fault of Mr. Campbell; or

B. which is disclosed to Mr. Campbell by a third party who has independent right to such information.

b. Intellectual Property.

i. Any inventions conceived or reduced to practice by Mr. Campbell alone or jointly with others during performance of the Transition Period Services and any works of authorship, copyrightable work product, computer programs, machine instructions, data bases, data, discoveries, improvements, suggestions, work results, drawings, or writings, arising out of Mr. Campbell’s performance of the Transition Period Services (collectively “Intellectual Property”) are and will remain the sole property of the Company.

ii. All works of authorship and copyrightable work product, including computer programs, machine instructions, and data bases, created by Mr. Campbell during the performance of the Transition Period Services shall be produced as a work made for hire when the work performed is within the scope of the definition of work for hire in Section 101 of the United States Copyright Law. As such, the copyrights in those works shall belong to the Company from their creation and no further action by Mr. Campbell shall be necessary to perfect the Company’s rights in them.

iii. Copyrightable work product and works of authorship, including computer programs, machine instructions, and data bases, created by Mr. Campbell while performing the Transition Period Services that do not meet the requirements of a work made for hire under the above referenced copyright law shall be the property of the Company as soon as they are fixed in a tangible medium of expression and the copyright comes into being. Mr. Campbell will, at the request of the Company and without additional compensation, assign the copyright in all such work product to the Company.

iv. If the Company decides to obtain patents on or to register copyrights on any of the Intellectual Property, Mr. Campbell agrees to disclose fully all aspects of the Intellectual Property involved, and at no expense to Mr. Campbell, to assist the Company in obtaining, maintaining and enforcing patents and copyrights in the United States of America and throughout the world on such Intellectual Property whether or not the Transition Period Services have been completed.

v. Promptly as developed and prior to termination or expiration of this Agreement, Mr. Campbell will provide the Company with any and all computer source and object code and data files which either have resulted from Mr. Campbell’s performance of the Transition Period Services or are required for the use of work product produced as a result of performance of the Transition Period Services, which are not commercially available. The computer code will be provided in a form that Mr. Campbell is reasonably able to supply and that is reasonably acceptable to the Company.

vi. Mr. Campbell represents and warrants that the work product produced during performance of the Transition Period Services will be original and exclusively developed for and provided to the Company under this Agreement and that the Company will have unrestricted rights to use the work product without additional compensation to Mr. Campbell.

c. Conflict of Interest. Mr. Campbell warrants that he is not at the date hereof retained by a competitor of the Company and that while performing the Transition Period Services he will not accept instructions from any competitor or potential competitor of the Company either directly or indirectly nor do any other act which might give rise to a conflict of interest. Mr. Campbell further agrees that he will not disclose to any third party, or use for the benefit of any third party, any unique information or materials developed specifically by Mr. Campbell for the Company which is considered Nordson Confidential Information.

4. Compensation for Transition Period Services. In consideration of his performance of the Transition Period Services, the Company shall pay to Mr. Campbell a sum in the amount of $100,000. This amount shall be paid to Mr. Campbell in a single lump sum in cash on October 1, 2010 and shall be credited with interest at the 10 year Treasury rate in effect on March 31, 2010, compounded monthly on the last day of each month. Notwithstanding the foregoing to the contrary, in the event that the Board determines that Mr. Campbell does not experience a “separation from service” (as such term is defined under Section 409A of the Internal Revenue Code (the “Code”) and the related regulations) on March 31, 2010, the payment shall be made on that date that is six months following the actual occurrence of such separation from service.

5. Independent Contractor. From and after February 1, 2010, Mr. Campbell agrees that he shall be an independent contractor of the Company and shall not knowingly take any action which would impair the value of the business or assets of the Company or any of its subsidiaries or affiliates, including, without limiting the generality of the foregoing, interfere with contractual relationships of the Company (or any of its subsidiaries or affiliates) with customers, suppliers, executives or others, undertake any action which disparages or diminishes the reputation of the Company (or any of its subsidiaries or affiliates), or take any action which diverts customers of the Company (or any of its subsidiaries or affiliates). Mr. Campbell acknowledges and agrees that, during the term of this Agreement, Mr. Campbell will not be treated as an employee or agent of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, and unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Mr. Campbell acknowledges and agrees that as an independent contractor, he will be required, during the term of this Agreement, to pay any applicable income, employment, sales, use or other taxes on the services performed for the Company or on the fees paid to him by the Company. Mr. Campbell shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to his failure to report and pay all income, employment, sales, use or other taxes due on the services performed for the Company or on the fees paid to or on behalf of Mr. Campbell by the Company.

6. Assignment. This Agreement is personal to Mr. Campbell, and Mr. Campbell may not assign any interest herein in any manner whatsoever. Any purported assignment by Mr. Campbell shall be void. In addition to assignments by operation of law, the Company shall have the right to assign this Agreement to any person, firm or corporation, controlling, controlled by or under common control with the Company or acquiring substantially all of its assets, but such assignment shall not release the Company from its obligations under this Agreement.

7. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to principles of conflict of laws.

8. Notices. All notices, requests, consents and other communications required or provided under this Agreement shall be in writing and shall be deemed sufficient if delivered by hand, by facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery as follows:

If to Mr. Campbell:

Edward P. Campbell

28900 Hilliard Road

Westlake, OH 44145

If to the Company:

Nordson Corporation

28601 Clemens Road

Cleveland, Ohio 44145-1119

Attention:  Vice President and General Counsel

Either party may change the address and/or facsimile number to which notices are to be sent to that party by giving written notice of such change of address to the other party in the same manner above provided for giving notice.

9. Enforceability. Any provision of this Agreement finally determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective, but only to the extent of such prohibition or unenforceability, without invalidating the other provisions hereof or without affecting the validity or enforceability of such provision in any other jurisdiction. Moreover, Mr. Campbell and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination.

10. Entire Agreement. This Agreement constitutes the entire agreement of the parties relative to the subject matter contained herein, superseding, canceling and replacing all prior agreements, with respect thereto. No promises, covenants or representations of any character or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. This Agreement shall not be amended, modified, waived or discharged except in writing duly signed by each of the parties or their authorized assignees.

11. Waiver. Mr. Campbell’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement except to the extent any other party hereto is materially prejudiced by such failure.

12. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, Mr. Campbell and the Company have executed this Agreement as of the dates set forth below.

Mr. Campbell	Nordson Corporation
By:

Edward P. Campbell	Its:

Date: February 1, 2010	Date: February 1, 2010